Exhibit 99.1

Potlatch Corporation 601 West First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release

Contact:	(Investors)	(Media)
	Eric Cremers	Mark Benson
	509-835-1521	509-835-1513

Potlatch to Switch Stock Exchange Listing to NASDAQ

Company’s Ticker Symbol to Remain ‘PCH’

SPOKANE, Wash.–December 6, 2010— Potlatch Corporation (NYSE: PCH) today announced that its Board of Directors has voted to transfer its stock exchange listing from The New York Stock Exchange to The NASDAQ Global Select Market, an exchange of The NASDAQ OMX Group Inc. (NASDAQ: NDAQ). The Company currently expects that its common stock will commence trading on the NASDAQ on December 17, 2010 and will continue to be listed under the ticker symbol “PCH.”

“Our switch to NASDAQ is part of our continued focus on delivering shareholder value,” said Eric Cremers, vice president finance and chief financial officer of Potlatch. “We believe NASDAQ OMX’s global technology leadership and vast product offerings provide Potlatch and our shareholders with increased value.”

Bruce Aust, executive vice president of NASDAQ OMX’s Corporate Client Group, said, “We are pleased to welcome Potlatch to our family of listed companies and delighted they chose NASDAQ OMX as their market of choice. This development will provide Potlatch with increased visibility and access to the comprehensive services we offer to support public companies.”

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.5 million acres of timberland in Arkansas, Idaho, and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. For more information about the company, visit our website at www.potlatchcorp.com.

ABOUT THE NASDAQ OMX Group

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with approximately 3,600 listed companies. NASDAQ OMX Group offers multiple capital raising solutions to companies around the globe, including its U.S. listings market; NASDAQ OMX Nordic, including First North, NASDAQ OMX Baltic and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and ETFs. NASDAQ OMX Group technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX Group exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit www.nasdaqomx.com. *Please follow NASDAQ OMX on Facebook (http://www.facebook.com/pages/NASDAQ-OMX/108167527653) and Twitter (http://www.twitter.com/nasdaqomx).

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause Potlatch’s actual results to differ materially include those risks and uncertainties described from time to time in Potlatch’s public filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof and Potlatch does not undertake to update any forward-looking statements.

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